Exhibit 10.13

FutureFuel Corp.

2017 Omnibus Incentive Plan

Stock Unit – Award Agreement

You have been selected to receive a grant of Stock Units pursuant to the FutureFuel Corp. 2017 Omnibus Incentive Plan (the “Plan”), as specified below:

Participant: [—]

Date of Award: [—]

Number of Stock Units Granted: [—]

This Award shall be subject to the terms and conditions prescribed in the Plan and in the FutureFuel Corp. Stock Unit Award Agreement attached hereto.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be executed on this 3rd day of September.

FUTUREFUEL CORP. By Name: Title: PARTICIPANT:

Name:

Please sign and return one copy of this agreement.

FUTUREFUEL CORP.

STOCK UNIT

AWARD AGREEMENT

FutureFuel Corp. (the “Company”) established the FutureFuel Corp. 2017 Omnibus Incentive Plan (the “Plan”) pursuant to which equity-based awards may be granted to employees, consultants and directors of the Company and its subsidiaries; and

The Board of Directors of the Company, and the Administrator of the Plan appointed by the Board of Directors, has determined that the interests of the Company will be advanced by encouraging and enabling ownership in the Company by key personnel whose long-term employment with or engagement by the Company or its Subsidiaries is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the shareholders’ interests and share in the Company’s success.

NOW, THEREFORE, in consideration of services rendered and the mutual covenants herein contained, the parties agree as follows:

Section 1.         Definitions

Capitalized terms not defined herein shall have the meaning ascribed to them by the Plan. As used in this Agreement, the following terms shall have the following meanings:

A.         “Award” means the award provided for in Section 2.

B.         “Date of Award” of Stock Units means the date set forth on the Award instrument applicable to those Stock Units.

C.         “Participant” means the individual shown as the recipient of an award of Stock Units, as set forth on the Award instrument applicable to those Units.

D.         “Stock” means the Common Stock of the Company.

E.         “Stock Unit” means the obligation of the Company to transfer one share of Stock to Participant at the time provided in Section 5 of this Agreement.

F.         “Termination of Service” means separation from service with the Company and its affiliates (generally 50% common control with the Company), as defined in IRS regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

Section 2.         Award

Subject to the terms of this Agreement, the Company awarded to Participant the number of Stock Units set forth on the Award instrument applicable to those Stock Units, effective as of the Date of Award set forth on such instrument.

This award of Stock Units shall not confer any right to the Participant (or any other Participant) to be granted Stock Units or other awards in the future under the Plan.

Section 3.         Bookkeeping Account

The Company shall record the number of Stock Units granted hereunder to a bookkeeping account for Participant (the “Stock Unit Account”). Participant’s Stock Unit Account shall be debited by the number of Stock Units with respect to which Stock was distributed to Participant in accordance with Section 5. Participant’s Stock Units also shall be adjusted from time to time for stock dividend, stock splits and other such transactions in accordance with Section 8. In addition, to the extent cash dividends are paid on shares of Stock while the Stock Units governed by this award remain outstanding, the Company shall adjust the number of Stock Units that are the subject of this award to reflect the value of the dividends the Participant would have received if he or she had been the owner of Stock instead of Stock Units.

Section 4.         Vesting and Forfeiture

A.         Vesting. Subject to restrictions and limitations in this Agreement and the Plan, 20% of the Stock Units shall vest on the first five anniversaries of the Date of Award.

B.         Termination and Forfeiture. Upon the Termination of Employment of the Participant, all unvested Stock Units that have not vested pursuant to Section 4.A. hereof, or pursuant to the terms and conditions of the Plan, shall be cancelled and forfeited.

Section 5.         Distribution of Shares of Stock

Shares of Stock equal to the number of Stock Units credited to the Stock Unit Account of Participant shall become distributable to the Participant as soon as administratively feasible following the date that the Stock Units become 100% vested. In the event that the Participant experiences a Termination of Employment without Cause prior to the date that the Stock Units become 100% vested, the number of vested Stock Units credited to the Stock Unit Account of the Participant, if any, shall become distributable as soon as administratively feasible following such Termination of Employment, subject to any delay required by Section 6.1.5 of the Plan.

Such Stock shall be distributed as soon as administratively feasible after the applicable date prescribed above, but not later than the later of the end of the calendar year in which the specified date occurs or the 15th day of the third calendar month following such specified date.

The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, and local taxes of any kind (including, but not limited to, the Participant’s FICA obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Stock Units and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Stock otherwise required to be issued pursuant to this Agreement. Any statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Stock otherwise deliverable to the Participant hereunder.

Section 6.         Stockholder Rights

Participant shall not have any of the rights of a stockholder of the Company with respect to Stock Units, such as the right to vote.

Section 7.         Stock Units Non-Transferable

Stock Units awarded hereunder shall not be transferable by Participant. Except as may be required by the federal income tax with‐holding provisions of the Code or by the tax laws of any State or foreign sovereign, the interests of Participant under this Agreement are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt by Participant to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.

Section 8.         Adjustment in Certain Events

If there is any change in the Stock by reason of stock dividends, split-ups, mergers, consolidations, reorganizations, combinations or exchanges of shares or the like, the number of Stock Units credited to Participant’s Stock Unit Account shall be adjusted appropriately so that the number of Stock Units credited to Participant’s Stock Unit Account after such an event shall equal the number of shares of Stock a stockholder would own after such an event if the stockholder, at the time such an event occurred, had owned shares of Stock equal to the number of Stock Units credited to Participant’s Stock Unit Account immediately before such an event.

Section 9.         Source of Payment

Shares of Stock transferable to Participant under this Agreement may be either Treasury shares, authorized but unissued shares, or any combination of such Stock. The Company shall have no duties to segregate or set aside any assets to secure Participant’s right to receive shares of Stock under this Agreement. Participant shall not have any rights with respect to transfer of shares of Stock under this Agreement other than the unsecured right to receive shares of Stock from the Company.

Section 10.         Continuation as an Employee

This Agreement shall not confer upon Participant any right to continue as an employee of the Company for any period of time, or at any particular rate of compensation.

Section 11.          Amendment

This Agreement may be amended by mutual consent of the parties hereto by written agreement.

Section 12.         Governing Law

The terms and provisions of this Agreement shall be construed according to the laws of the State of Delaware, without reference to its conflict of laws provisions. This Agreement shall be deemed to contain the provisions necessary to comply with such laws.